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                                                                         9(w)(i)

                            BNY HAMILTON FUNDS, INC.

                                 Code of Ethics

1.   Purposes
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     This Code of Ethics has been adopted by the Board of Directors of BNY
Hamilton Funds, Inc. (the "Corporation") in accordance with Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "Act"). Rule 17j-1 generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies. The purposes of this Code of Ethics is to provide regulations and procedures consistent with the Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1(a) as follows:

          (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company --

               (1) To employ any device, scheme or artifice to defraud such registered investment company;

               (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

               (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

               (4) To engage in any manipulative practice with respect to such registered investment company.



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2.   Definitions
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     (a) "Corporation" means BNY Hamilton Funds, Inc.

     (b) "Access person" means any director, officer or advisory person of the Corporation.

     (c) "Adviser" means The Bank of New York.

     (d) "Advisory person" means (i) any employee of the Corporation or of any company in a control relationship to the Corporation, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Corporation, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Corporation who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of a security.

     (e) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     (f) "Beneficial ownership" shall be interpreted in the same manner as the definition of "beneficial owner" set forth in Rule 16a-1(a) (2) under the Exchange Act of 1934, and shall refer to any securities in which an access person has or acquires, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise a direct or indirect pecuniary interest. (see Annex A).

     (g) "Control" shall have the same meaning as that set forth in Section 2(a)
(9) of the Act.

     (h) "Disinterested director" means a director of the Corporation who is not an "interested person" of the Corporation within the meaning of Section 2(a)
(19) of the Act.

     (i) "Purchase or sales of a security" includes, inter alia, the writing of
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an option to purchase or sell a security.

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     (j) "Security" shall have the meaning set forth in Section 2(a) (36) of the
Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a) (16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as designated by the Board of Directors of the Corporation.

3.    Prohibited Purchases and Sales
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     (a) No access person shall purchase or sell directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale: (i) is being considered for purchase or sale by the Corporation; or (ii) is being purchased or sold by the Corporation.

     (b) No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Corporation) any information regarding securities transactions by the Corporation or consideration by the Corporation or the Adviser of any such securities transaction.

     (c) No access person shall recommend any securities transaction by the Corporation without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities of such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such access
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person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any
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such transaction by the Corporation or on the market for the securities generally, such access person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

4.   Exempted Transactions
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     The prohibitions of Section 3 of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the access person has not direct or indirect influence or control.

     (b) Purchases or sales of securities which are not eligible for purchase or sale by the Corporation.

     (c) Purchases or sales which are nonvolitional on the part of either the access person or the Corporation.

     (d)  Purchases which are part of an automatic dividend reinvestment plan.

     (e)  Purchases effected upon the exercise of rights issued by an issuer pro
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          rata to all holders of a class of its securities, to the extent such
          ----
          rights were acquired from such issuer, and sales of such rights so acquired.

     (f) Purchases or sales which are only remotely potentially harmful to the Corporation because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Corporation.

5.   Reporting
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     (a) Every access person shall report to the Corporation the information described in Section 5(c) of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided,
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however, that an access person shall not be required to make a report with
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respect to transactions effected for any account over which such person does not have any direct or indirect influence.

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     (b) A disinterested Director of the Corporation need only report a transaction if such Director, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a Director of the Corporation, should have known that, during the 15-day period immediately preceding the date of the transaction by the Director, such security is or was purchased or sold by the Corporation or was being considered for purchase or sale by the Corporation or its investment adviser.

     (c) Every report shall be made not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved:

          (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (iii)     The price at which the transaction was effected; and

          (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

     (d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

6.  Sanctions
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     Upon discovering a violation of this Code, the Board of Directors of the
Corporation may impose such sanctions as it deems appropriate, including, inter
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alia, a letter of censure or suspension or termination of the employment of the
----
violator.

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                                     Annex A

     The term "beneficial ownership" of securities would include not only ownership of securities held by an access person for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered), such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account be pledgees, securities owned by a partnership in which he or she is a member, and securities owned by any corporation which he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an access person for the benefit of someone else.

     Ordinarily, this term would not include securities held by executors or administrators in estates in which an access person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than one year after the decedent's death.

     Securities held in the name of another should be considered as "beneficially" owned by an access person where such person enjoys "benefits substantially equivalent to ownership." The Securities and Exchange Commission has said that, although final determination of beneficial ownership is a question to be determined in the light of the facts of a particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances, such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting or such securities.

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     An access person also may be regarded as the beneficial owner of securities held in the name of another person if, by reason of any contract, understanding, relationship, agreement or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an access person may in itself indicate that the access person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an access person will be treated as being beneficially owned by the access person.

     An access person also is regarded as the beneficial owner of securities held in the name of a spouse, minor child or other person, even though he does not obtain therefrom the aforementioned benefits or ownership, if he can vest or revest title in himself at once or at some future time.